EXHIBIT 23.1

The Immune Response Corporation 5931 Darwin Court Carlsbad, California 92008

We hereby consent to the incorporation by reference in the Registration Statement of our report dated December 12, 2002, relating to the consolidated financial statements of The Immune Response Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ BDO Seidman, LLP Costa Mesa, California

March 20, 2003